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                                                                EXHIBIT 3.25.2

                              ARTICLES OF AMENDMENT
                                       OF
                           HISPANIC BROADCASTING, INC.

         WE, the undersigned, hereby attest that the following amendment to the articles of incorporation, was adopted by the sole shareholder at that time, Betti D. Lidsky, on September 1, 1993, and that the number of votes cast for the amendment by the shareholders was sufficient for approval.

                                    AMENDMENT
                                       TO
                                   ARTICLE III

         The maximum number of shares of stock this corporation is authorized to have outstanding at any time shall be 750 shares at $1 par value.

         IN WITNESS WHEREOF, we have hereunto set our hands and seals this 27th day of May, 1997.

                                                  ------------------------------
                                                  BETTI D. LIDSKY

STATE OF FLORIDA                    )
                                    )   SS:
COUNTY OF DADE                      )

         BEFORE ME, the undersigned authority, personally appeared BETTI D. LIDSKY, President/Secretary of HISPANIC BROADCASTING, INC., to me well known to be the person who executed the above articles of amendment, and she acknowledge before me that she executed the same.

         WITNESS my hand and official seal at Hialeah, said State and County, this 27th day of May, 1997.

                                                  ------------------------------
                                                  NOTARY PUBLIC, State of
                                                  Florida at Large

My commission expires: